Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-121194, as amended by Post-Effective Amendment No.1 filed on April 26, 2007, 333-166539 and 333-142384 on Form S-8 of our report dated February 25, 2011 (February 14, 2012 as to the effects of the discontinued operations as discussed in Note 1) relating to the consolidated financial statements of Alexander & Baldwin, Inc., and the effectiveness of Alexander & Baldwin, Inc.'s internal control over financial reporting, appearing in this Current Report on Form 8-K of Alexander & Baldwin, Inc. dated February 14, 2012.

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii
February 14, 2012